NI Holdings, Inc. Reports Results for First Quarter Ended March 31, 2025

FARGO, North Dakota, May 9, 2025 – NI Holdings, Inc. (NASDAQ: NODK) announced today results for the quarter ended March 31, 2025.

Summary of First Quarter 2025 Results – Continuing Operations

(All comparisons vs. continuing operations for the first quarter of 2024, unless noted otherwise)

•	Direct written premiums of $67.7 million compared to $83.0 million. This reduction was driven by Non-Standard Auto (-58.8%) due to strategic decisions to exit Nevada and significantly reduce written premium in the Chicago market to improve profitability, partially offset by Home and Farm (7.1%) driven by higher new business in North Dakota as well as rate and insured value increases.
•	Combined ratio of 94.4% driven by strong performance in Home and Farm and Private Passenger Auto.
•	Net investment income increased 3.0% to $2.8 million, driven by relatively consistent yields on a higher average invested asset base.
•	Basic earnings per share of $0.31 compared to basic earnings per share of $0.33.

	Three Months Ended March 31,
Dollars in thousands, except per share data (unaudited)	2025	2024	Change
Direct written premiums	$67,728	$83,041	(18.4%)
Net earned premiums	$67,497	$69,884	(3.4%)
Loss and LAE ratio	57.1%	57.4%	(0.3 pts)
Expense ratio	37.3%	36.5%	0.8 pts
Combined ratio	94.4%	93.9%	0.5 pts
Net income attributable to NI Holdings	$6,460	$6,935	(6.8%)
Continuing operations	$6,460	$6,419	0.6%
Discontinued operations	-	($516)	NM
Return on average equity	10.4%	12.1%	(1.7 pts)
Basic earnings per share	$0.31	$0.31	-
Continuing operations	$0.31	$0.33	(6.1%)
		NM = not meaningful

Management Commentary

“We are pleased to start off 2025 with another quarter of underwriting profitability, continuing the positive momentum which began to emerge in the fourth quarter of 2024,” said Seth Daggett, President and Chief Executive Officer. “We achieved solid growth across our core personal line segments, primarily in North Dakota due to increased new business and continued strong retention, while also benefiting from favorable weather conditions and lower large loss frequency in our Home and Farm segment. We implemented numerous expanded underwriting and distribution actions throughout North Dakota and South Dakota, tied directly to our strategy of further targeted organic growth in these markets.

While overall top-line direct written premiums decreased year-over-year, the reduction was driven by accelerated execution of aggressive strategic actions focused on returning our Non-Standard Auto segment to profitability.

Overall, our results point toward the strength of our underlying core business, including numerous competitive advantages we have in these markets. We’re confident that our renewed focus on this business will support our primary objective of creating lasting value for our shareholders through sustained growth and profitability over time.”

Securities and Exchange Commission (SEC) Filings

The Company’s Quarterly Report on Form 10-Q and latest financial supplement can be found on the Company’s website at www.niholdingsinc.com. The Company’s filings with the SEC can also be found at www.sec.gov.

About the Company

NI Holdings, Inc. is an insurance holding company. The Company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings. NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak’s wholly-owned subsidiaries American West Insurance Company, Primero Insurance Company, and Battle Creek Insurance Company; Direct Auto Insurance Company; and Westminster Insurance Company until the date of sale.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, including investment performance and yields, business prospects, growth and operating strategies, the impact of underwriting changes and other strategic actions on operating results, our plans to increase investments in people and technology, enhance distribution management efforts, and focus on expense management initiatives, our ability to generate consistent profitable growth and create lasting value for our shareholders, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, the changes in the international trade policies and the potential impact of such changes, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, including the impacts of climate change, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, the impact of inflation on our operating results, and other risks we describe in the periodic reports we file with the SEC. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contact:
Matt Maki

Executive Vice President, Treasurer and Chief Financial Officer
701-212-5976
IR@nodakins.com